Exhibit 10.23

                             [ZiLOG Letterhead]



                              October 21, 2002



Jerry Corvino
24 Greenbrier Court
Half Moon Bay, CA 94019

Re:  Resignation and Consulting Agreement

Dear Jerry:


This letter agreement (this "Letter Agreement") is intended to memorialize our recent discussion concerning your resignation for good reason (as defined in Section 4.1(ii) of the Employment Agreement (the "Employment Agreement") dated as of April 9, 2002) and the consulting services to be provided by you to ZiLOG, Inc. ("ZiLOG") and the terms and conditions thereof, which are set forth below.


Resignation
-----------

         Effective November 1, 2002 (the "Resignation Date"), you will resign your position as Executive Vice President of ZiLOG.

Consulting Services
-------------------

         (a) Commencing immediately after the Resignation Date, you will consult full time until December 31, 2002. During this period, you will perform consulting services for ZiLOG principally including, transitioning your current responsibilities to Bruce Diamond, or as otherwise requested by the CEO or the President (the "FT Consulting Services").


         (b) As compensation for the FT Consulting Services, you will be paid $13,461.54 per two week pay cycle. You will be paid on ZiLOG's regular pay dates. In addition, ZiLOG will provide at its cost the same medical benefits as you currently have through Cobra. In lieu of any of other benefits, including vacation accrual and long-term disability, you will get paid fully though the November and December shutdowns. You will also be reimbursed for all actual, reasonable out-of-pocket expenses necessary in connection with the FT Consulting Services in a timely manner. You will be compensated in accordance with this subsection (b) whether or not ZiLOG requests you to perform any consulting services.


         (c) After December 31, 2002, you will be available to provide additional consulting services from time to time as reasonably acceptable to you and ZiLOG at a rate to be agreed upon at the time.


         (d) Until December 31, 2002 you will continue to work at ZiLOG's San Jose office or the Nampa office, or such other location, depending on what you are working. Thereafter, as an independent contractor, you may work at ZiLOG's offices or such other location, as mutually determined based on the requirements of the specific deliverables, roles and tasks agreed to by the parties. If so engaged, ZiLOG shall provide you with an office and office supplies as reasonably requested by you.


Stock and Options
-----------------

         (a) Upon the Resignation Date:

                   (i) you shall retain ownership of 141,500 shares of the 283,000 shares of restricted stock previously granted to you (the "Retained Shares") and ZiLOG hereby waives its right to repurchase such Retained Shares which it would otherwise have the right to repurchase pursuant to Section 13(d) of the Plan;

                  (ii) ZiLOG shall repurchase the 141,500 of unvested restricted stock for a purchase price equal to one-half of the outstanding balance (including accrued but unpaid interest) of the loan made pursuant to that loan agreement dated June 14, 2002 (the "Loan Agreement")

                  (iii) you will forfeit all 90,000 options that you were previously granted (whether vested or unvested); and

                  (iv) you will pre-pay one half of the outstanding balance under the Loan Agreement (including accrued but unpaid interest.)

         (b) The Loan Agreement between you and ZiLOG shall not be altered by your partial prepayment.

Severance
---------

         (a) In full satisfaction of all severance obligations to you, including the obligations under the Employment Agreement, ZiLOG shall pay to you, no later than 30 days after December 31, 2002, (a) a lump sum of $350,000 (less any required withholdings), (b) the incentive bonus (in accordance with Section 2.2 of the Employment Agreement), (c) any accrued but untaken vacation and floating holidays and (d) any expense reimbursements due but not yet paid.


         (b) ZiLOG shall continue to provide to you at its cost full medical benefits through the earlier of (a) 12 months from January 1, 2002 and (b) the date you become eligible for coverage under another employer's medical benefits.

General Release
---------------

         As a condition to payment of the severance, you will sign ZiLOG's standard General Release no later than the Resignation Date.

Employment Agreement
--------------------

         You and ZiLOG agree that this Letter Agreement is intended to supercede all prior correspondence and proposals and all prior promises, representations, undertakings, arrangements and agreements regarding your severance and consulting services, including the Employment Agreement.

Non-Solicitation.
----------------

         For eighteen (18) months immediately following the Resignation Date, you shall not, without first obtaining the prior written approval of ZiLOG, directly or indirectly solicit, induce, persuade or entice, or attempt to do so, or otherwise cause, or attempt to cause (i) any employee or independent contractor of ZiLOG to terminate his or her employment or contracting relationship in order to become an employee, or independent contractor to or for any person or entity, or (ii) any actual customer at the time of employment termination to discontinue or otherwise alter its relationship with ZiLOG.

Confidentiality.
---------------

         You acknowledge that ZiLOG will be required to file this Letter Agreement with the Securities and Exchange Commission.

General Provisions
------------------

         (a) Notices. Any notices provided hereunder must be in writing and shall be deemed effective upon the earlier of personal delivery (including, personal delivery by facsimile transmission), delivery by express delivery service (e.g. Federal Express), or the third day after mailing by first class mail, to ZiLOG at its primary office location and to you at your address as listed on the ZiLOG payroll (which address may be changed by written notice).

         (b) Severability. Whenever possible, each provision of this Letter Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Letter Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision or any other jurisdiction, but such invalid, illegal or unenforceable provision will be reformed, construed and enforced in such jurisdiction so as to render it valid, legal, and enforceable consistent with the intent of the parties insofar as possible.

         (c) Waiver. If either party should waive any breach of any provisions of this Letter Agreement, he or it shall not thereby be deemed to have waived any preceding or succeeding breach of the same or any other provision of this Letter Agreement.

         (d) Entire Agreement. This Letter Agreement is entered into without reliance on any agreement, or promise, or representation, other than those expressly contained or incorporated herein, and it cannot be modified or amended except in a writing signed by you and a duly authorized officer of ZiLOG.

         (e) Counterparts. This Letter Agreement may be executed in separate counterparts, any one of which need not contain signatures of more than one party, but all of which taken together will constitute one and the same Letter Agreement. Signatures transmitted via facsimile shall be deemed the equivalent of originals.

         (f) Headings and Construction. The headings of the sections hereof are inserted for convenience only and shall not be deemed to constitute a part hereof or to affect the meaning thereof. For purposes of construction of this Letter Agreement, any ambiguities shall not be construed against either party as the drafter.

         (g) Successors and Assigns. This Letter Agreement is intended to bind and inure to the benefit of and be enforceable by you, ZiLOG and their respective successors, assigns, heirs, executors and administrators, except that you may not assign any of his duties hereunder and he may not assign any of his rights hereunder without the written consent of ZiLOG.

         (h) Attorneys' Fees. If either party hereto brings any action, suit or other proceeding to interpret this Letter Agreement or to determine or enforce his or its rights hereunder, the prevailing party in any such action shall be entitled to recover his or its reasonable attorneys' fees (including in-house counsel fees) and costs incurred in connection with such action to the extent that a party prevails.

         (i) Governing Law. All questions concerning the construction, validity and interpretation of this Agreement shall be governed by the law of the State of California as applied to contracts made and to be performed entirely within California.

         (j) Mutual Agreement to Arbitrate.Except for an action exclusively seeking injunctive relief, you and ZiLOG each hereby agree to use final and binding arbitration to resolve any and all disputes (each, an "Arbitrable Dispute"), which we may have with one another or with any affiliate of one another. This arbitration agreement applies to all matters relating to this Letter Agreement, your employment with and/or resignation from ZiLOG, and any claims or controversies arising out of or relating to your employment, including, but not limited to, disputes about the validity, interpretation or effect of this Letter Agreement, or alleged violations of it, and further including all claims arising out of any alleged discrimination, harassment, retaliation or breach of any state or federal equal employment opportunity laws, including, but not limited to, those claims covered by the California Fair Employment and Housing Act, Title VII, 42 U.S.C.
Section 2000e et seq., the Federal Age Discrimination in Employment Act, the Fair Labor Standards Act and the Americans with Disabilities Act.

                  The arbitration will take place in San Jose, California (unless the parties mutually agree to an alternative venue), before a single experienced employment arbitrator licensed to practice law in California and selected in accordance with the then-current arbitration rules and procedures for employment disputes governing arbitrations administered by the Judicial Arbitration and Mediation Service (the "Rules"). The arbitration shall allow for discovery sufficient to adequately arbitrate any statutory claims, including access to essential documents and witnesses, and provided, further, that the Rules shall be modified by the arbitrator as to the extent necessary to be consistent with applicable law. The arbitration will be conducted in accordance with such Rules, and, to the extent required by California law, ZiLOG shall pay the administrative costs and arbitrator's fees associated with certain claims that are the subject of arbitration. It is understood, however, that you shall bear your own attorney's, expert, witness and other fees associated with the arbitration.

                  The arbitrator may not modify or change this Letter Agreement in any way, unless any provision is found to be unenforceable, in which case the arbitrator may sever it in accordance with the specific terms of this Letter Agreement. The remedies available in arbitration shall be identical to those allowed at law. The arbitrator shall be allowed to award attorneys' fees pursuant to the terms of this Letter Agreement and in accordance with applicable law.

                  The parties understand and agree that the arbitrator's decision shall be in writing with sufficient explanation to allow for such meaningful judicial review as may be permitted by law, and that such decision shall be final and binding. The arbitrator shall be required to follow applicable law. You and ZiLOG understand that, by entering into this Agreement, we are each waiving our respective rights to have an Arbitrable Dispute adjudicated by a court or by a jury. You hereby acknowledges by initialing this provision that you have read and understood, and that you expressly agree to be bound by, the terms of this subsection (j) __________ (Initials)

         (k) Assistance in Litigation. At all times during and after the term of this Letter Agreement, you will render assistance, advice and counsel to ZiLOG at its request regarding any matter, dispute or controversy with which ZiLOG may become involved and of which you have or may have reason to have knowledge, information or expertise. Such services will be without additional compensation. ZiLOG will reimburse you for your actual, reasonable travel expenditures and other costs incurred in connection with such assistance, upon submission of documentation in a form reasonably acceptable to ZiLOG.

Effective Date.   This Letter Agreement is subject to the approval of the
Board of Directors.


Announcement. ZiLOG and you will agree on a mutually acceptable announcement regarding your resignation.




                                               Very truly yours,
                                               ZiLOG, Inc.


                                               /s/ Jim Thorburn
                                               -------------------------------
                                               By:  Jim Thorburn
                                               Title:  Chief Executive Officer

Accepted and Agreed


/s/ Jerry Corvino
-------------------------
Jerry Corvino




                                ZiLOG, Inc.

             INVENTION ASSIGNMENT AND CONFIDENTIALITY AGREEMENT


This INVENTION ASSIGNMENT AND CONFIDENTIALITY AGREEMENT ("Agreement") is made and entered into as of this __ day of October, 2002 (the "Effective Date") by and between ZiLOG, Inc., a Delaware corporation (the "Company") with principal offices located at 532 Race Street, San Jose, CA 95126 and Jerry Corvino having an address at 24 Greenbrier Court, Half Moon Bay, CA 94019.

         In consideration of and as a condition of my employment with the Company, I hereby acknowledge and agree to the following.

         1. Proprietary Information. My consulting agreement with the Company creates a relationship of confidence and trust between the Company and me with respect to information:

                  (a)      Applicable to the business of the Company; or

                  (b) Applicable to the business of any client or customer of the Company, which may be made known to me by the Company, or learned by me in such context during the period of my employment with the Company.

                  All of such information has commercial value in the business in which the Company is engaged and is hereinafter referred to as "ZiLOG Proprietary Information." By way of illustration, but not limitation, ZiLOG Proprietary Information includes any and all technical and non-technical information including patents, copyrights, maskworks, trade secrets, and proprietary information, techniques, sketches, drawings, models, inventions, know-how, processes, apparatus, equipment, algorithms, software programs, software source code documents, and formulae related to the current, future and proposed products and services of the Company, and includes, without limitation, its respective information concerning research, experimental work, development, design details and specifications, engineering, financial information, procurement requirements or data, manufacturing data, customer lists, business forecasts, as well as sales, merchandising and marketing plans and information. "Third Party Proprietary Information" means proprietary or confidential information of any third party who may disclose such information to me or the Company in the course of the Company's business. ZiLOG Proprietary Information and Third Party Proprietary Information are hereinafter collectively referred to as "Proprietary Information."

         2. Nondisclosure of Proprietary Information. All Proprietary Information is the sole property of the Company, its successors and assigns, and its customers, as the case may be. The Company, its successors and assigns, and its customers, shall be the sole owners of all respective patents, copyrights, maskworks, trade secrets, trademarks or other rights in connection with such Proprietary Information. I hereby assign to the Company any rights I may have or acquire in ZiLOG Proprietary Information. At all times, both during my employment by the Company and after its termination, I will keep in confidence and trust all Proprietary Information, and will not use or disclose any Proprietary Information or anything directly relating to it without the prior written consent of the Company, except as may be necessary in the ordinary course of performing my duties as an employee of the Company. Notwithstanding the foregoing, it is understood that, at all such times, I am free to use information which is generally known in the trade or industry not as a result of a breach of this Agreement and my own skill, knowledge, know-how and experience to whatever extent and in whatever way I wish provided that such use does not result in the disclosure of ZiLOG Proprietary Information or the direct or indirect infringement of any intellectual property right now owned or hereafter acquired by the Company.

         3. Return of Materials. Upon termination of my consulting arrangement with the Company or at the request of the Company prior to termination, I will deliver to the Company all written and tangible material in my possession or control incorporating Proprietary Information or otherwise relating to the Company's business.

         4. Inventions. As used in this Agreement, the term "Inventions" means any and all new or useful art, discovery, improvement, technical development, or invention whether or not patentable, and all related know-how, designs, maskworks, trademarks, formulae, processes, manufacturing techniques, trade secrets, ideas, artwork, software or other copyrightable or patentable works.

         5. Disclosure of Prior Inventions. I have identified on Exhibit A attached hereto all Inventions relating in any way to the Company's business or demonstrably anticipated research and development which were made by me prior to my employment with the Company ("Prior Inventions"), and I represent that such list is complete. I represent that I have no rights in any Inventions other than those Prior Inventions identified on Exhibit A. If there are no Inventions identified on Exhibit A, I represent that I have made no such Prior Inventions as of the Effective Date of this Agreement.

         6. Ownership of Company Inventions; License of Prior Inventions. I hereby assign and agree to assign to the Company or its designee, my entire right, title and interest in and to all Inventions ("Company Inventions") and any associated intellectual property rights which I may solely or jointly conceive, develop or reduce to practice during the period of my employment with the Company (a) which relate at the time of conception or reduction to practice of the Invention to the company's business or actual or demonstrably anticipated research or development, or (b) which were developed on any amount of the Company's time or with the use of any of the Company's equipment, supplies, facilities or trade secret information, or (c) which resulted from any work I performed for the Company. I hereby agree promptly to disclose and describe to the Company any and all potentially patentable Company Inventions. I agree to grant the Company or its designees a royalty-free, irrevocable, worldwide license (with rights to sublicense through multiple tiers of distribution) to practice all applicable patent, copyright and other intellectual property rights relating to any Prior Inventions which I incorporate, or permit to be incorporated, in any Company Inventions without the prior written consent of the Company. Notwithstanding the foregoing, I agree that I will not incorporate, or permit to be incorporated, such Prior Inventions in any Company Inventions without the Company's prior written consent.

         7. Assignment of Other Rights. In addition to the foregoing assignment of Inventions to the company, I hereby irrevocably transfer and assign to the Company: (a) all worldwide patents, patent applications, copyrights, maskworks, trade secrets and other intellectual property rights in any Company invention; and (b) any and all "Moral Rights" (as defined below) that I may have in or with respect to any Company Invention. I also hereby forever waive and agree never to assert any and all Moral Rights I may have in or with respect to any Company Invention, even after termination of my employment relationship with the Company. "Moral Rights" mean any rights to claim authorship of an Invention to object to or prevent the modification of any Invention, or to withdraw from circulation or control the publication or distribution of any Invention, and any similar right, existing under judicial or statutory authority of any country in the world, or under any treaty, regardless of whether or not such right is denominated or generally referred to as a "moral right."

         8.       Cooperation in Perfecting Rights to Inventions.

                  (a) I agree to perform, during and after my employment with the Company, all acts deemed necessary or desirable by the Company to permit and assist it, at its expense, in obtaining and enforcing the full benefits, enjoyment, rights and title throughout the world in the Inventions hereby assigned to the Company. Such acts may include, but are not limited to, execution and delivery of documents and assistance or cooperation in the registration and enforcement of applicable patents, copyrights, maskworks or other legal proceedings.

                  (b) In the event that the company is unable after reasonable efforts to secure my signature to any document required to apply for or execute any patent, copyright, maskwork or other applications with respect to any Company Inventions (including improvements, renewals, extensions, continuations, divisions or continuations in part thereof), I hereby irrevocably designate and appoint the Company and its duly authorized officers and agents as my agents and attorneys-in-fact to act for and on my behalf to execute and file any such application and to do all other lawfully permitted acts to further the prosecution and issuance of patents, copyrights, maskworks or other rights thereon with the same legal force and effect as if executed by me.

         9. No Violation of Rights of Third Parties. My performance of all of the terms of this Agreement and as an employee of the Company does not and will not breach any agreement to keep in confidence proprietary information, knowledge or data acquired by me prior to my employment with the Company, and I will not disclose to the Company, or induce the Company to use, any confidential or proprietary information or material belonging to any previous employer or others. I am not a party to any other agreement which will interfere with my full compliance with this Agreement. I agree not to enter into any agreement, whether written or oral, in conflict with the provisions of this Agreement.

         10. Survival. This Agreement (a) shall survive the termination of my employment with the Company, (b) inures to the benefit of successors and assigns of the Company, and (c) is binding upon my heirs and legal representatives.

         11. Nonassignable Inventions. This Agreement does not apply to an Invention which qualifies fully as a nonassignable invention under the provisions of Section 2872 of the California Labor Code. I have reviewed the notification contained in Exhibit B and agree that my signature thereon acknowledges receipt of that notification.

         12. Notification. I hereby authorize the Company to notify my actual or future employers of the terms of this Agreement.

         13. Injunctive Relief. A breach of any of the promises or agreements contained herein will result in irreparable and continuing damage to the Company for which there will be no adequate remedy at law, and the Company shall be entitled to seek and obtain injunctive relief and/or a decree for specific performance, and such other relief as may be proper.

         14. Notices. Any notice required or permitted pursuant to this Agreement shall be in writing and shall be delivered as follows with notice deemed given as indicated: (a) by personal delivery when delivered personally; (b) by overnight courier upon written verification of receipt;
                  (c) by telecopy or facsimile transmission upon acknowledgement of receipt of electronic transmission; or
                  (d) by certified or registered mail, return receipt requested, upon verification of receipt. All notices to be delivered to the Company shall be made to the attention of the General Counsel.

         15. Governing Law. This Agreement shall be governed in all respects by and construed in accordance with the laws of the State of California excluding any principles of conflicts of laws .

         16. Severability. Should any of the provisions of this Agreement be held by a court of competent jurisdiction to be illegal, invalid or unenforceable, the legality, validity and enforceability of the remaining provisions shall not be affected or impaired thereby.

         17. Waiver. The waiver by the Company of a breach of any provision of this Agreement by me shall not operate or be construed as a waiver of any other or subsequent breach by me.

         18. Assignment by the Company. The Company shall have the right to assign this Agreement to its successors and assigns, and all covenants and agreements hereunder shall inure to the benefit of and be enforceable by said successors and assigns.

         19.      Consulting. As used in this Agreement, the term
                  "employment" shall be construed to include any period of consultancy or other contractually governed work relationship between the Company and me if I am employed by the Company as a consultant or contractor or am the employee of one of the Company's contractors.

         20. Entire Agreement. This Agreement, together with its exhibits, constitutes the entire understanding of the parties with respect to the subject matter hereof and supersedes all previous and contemporaneous understandings, whether written or oral. This Agreement may be amended or modified only with the written consent of both me and the Company.


         IN WITNESS WHEREOF, the parties have caused this Agreement to be signed as of the Effective Date.


ZiLOG, Inc.                               Jerry Corvino


By:                                       By:
   ------------------------------            ------------------------------


Name:                                     Name:
     ----------------------------              ----------------------------


Title:                                    Address:
      ---------------------------                 -------------------------





                                 EXHIBIT A

PRIOR INVENTIONS




                                 EXHIBIT B

Limited Exclusion Notification




         THIS IS TO NOTIFY YOU in accordance with Section 2872 of the California Labor Code that the foregoing Agreement between you and the Company does not require you to assign or offer to assign to the Company any invention that you developed entirely on your own time without using the Company's equipment, supplies, facilities or trade secret information except those inventions that either:

         (1) Relate at the time of conception or reduction to practice of the invention to the Company's business, or actual or demonstrably anticipated research or development of the Company; or

         (2)      Result from any work performed by you for the Company.


         To the extent a provision in the foregoing Agreement purports to require you to assign an invention otherwise excluded from the preceding paragraph, the provision is against the public policy of the State of California and is unenforceable.


         This limited exclusion does not apply to any patent or invention covered by a contract between the Company and the United States or any of its agencies requiring full title to such patent or invention to be in the United States.


         I ACKNOWLEDGE RECEIPT of this notification and that I have read and understood it.


                                    By:
                                       -----------------------------------------


                                    Name:
                                         ---------------------------------------


                                    Date:
                                         ---------------------------------------


         Witnessed By:








         Name:
              ------------------------------
         ZiLOG, Inc.